UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  /  /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:
/  /  Preliminary Proxy Statement
/  / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/  /  Definitive Proxy Statement
/  /  Definitive Additional Materials
/X/  Soliciting Material Pursuant to Section 240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:
/  /     Fee paid previously with preliminary materials:
/  /   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

    On January 13, 2011, Q Funding III, L.P. and Q4 Funding, L.P. sent the following letter to the Registrant's Board of Directors:

Dear Board Members,

In the Sandusky Register on December 19th, Mr. Kinzel stated that he met Mr. Raynor "only once" and that Mr. Raynor did not show up at a second meeting.  This is simply untrue.  The first meeting was held on February 3rd in our office, from 9 to 11:15 a.m., and Mr. Raynor attended.  The second meeting was held on April 15th, from 1 to 3 p.m., in our office and Mr. Raynor also attended.  Several people from our office will testify under oath that Mr. Raynor was in that meeting.

Please advise Mr. Kinzel to refrain from misleading the press with clear fabrications, especially in the middle of our recent proxy contest.  The SEC has rules against that.

Mr. Kinzel further likes to point out that Mr. Raynor personally has not visited the Cedar Fair parks. For the record, our two senior portfolio managers, who have been in charge of this investment since day one, have indeed visited various Cedar Fair parks including Cedar Point in Sandusky and have brought back with them detailed feedback. Mr. Raynor personally grew up going to theme parks and, with five children currently, has spent a great deal of time recently at various theme parks - including a very recent visit to Six Flags, which he enjoyed immensely. However, as the CEO of a firm with over 200 investments, it is impossible for him to visit the facilities of every company in which we have an investment. Our criticism of Cedar Fair has never been about how you run our parks - it has been about how you run our company.

We also understand from your comments after Tuesday's meeting that the board intends to abide by unitholders' wishes and separate the Chairman and CEO roles in accordance with the details of the resolution that just passed. However, it appears that you are considering ignoring the second resolution requiring that dividends become a priority over debt reduction despite this resolution's apparently receiving approximately 75% of the votes cast and despite the fact that it, as of last count, had over 49.4% of the votes.

Please be advised here and now that should you decide to ignore this second proposal for the absurd reason of missing this last approximately 0.7%, we will call yet another Special Meeting to vote on exactly the same resolution - this time our simple goal will be getting the vote count from 49.4% to 50.1%.

Though we would be dismayed on behalf of our fellow unitholders if the board were to fail to heed their clear wishes for a higher distribution, it pales against our outrage over the company's legal posturing that unitholders do not have a right to nominate directors of Cedar Fair. In the face of criticism of the board's governance by ISS and the embarrassment of commentary published in the New York Times, giving the company an "F" for corporate governance, one would think that this board would be looking for ways to enhance corporate governance, rather than sinking to new lows.

It is time for this board to take control of the company's legal policy and abandon its silly position that under Delaware law the power to elect the directors of this company does not include the power to nominate those same directors! If the board fails to seize this opportunity to make a simple gesture and do the right thing for its unitholders, we will not hesitate to call a Special Meeting shortly to vote on this point and will be amused to see how you try and justify your position to the unitholders you serve.

Very disappointed in your actions,

Q Funding III and Q4 Funding

UNITHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY Q FUNDING III, L.P., Q4 FUNDING, L.P. AND THEIR AFFILIATES FROM THE UNITHOLDERS OF CEDAR FAIR, L.P., FOR USE AT ITS NEXT MEETING OF UNITHOLDERS, WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO UNITHOLDERS OF CEDAR FAIR, L.P., AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY Q FUNDING III, L.P., Q4 FUNDING, L.P. AND THEIR AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2010, AS AMENDED, WITH RESPECT TO CEDAR FAIR, L.P. THAT SCHEDULE 13D AND ALL OF ITS AMENDMENTS ARE CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.